SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)
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INTEGRA BANK CORPORATION

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Integra Bank Corporation
21 S.E. Third Street
Evansville, Indiana 47708
812-464-9677
March 17, 2008
Dear Fellow Shareholder:
On behalf of your Board of Directors, you are cordially invited to attend the Annual Meeting of Shareholders of Integra Bank Corporation. We will hold the meeting on Wednesday, April 16, 2008, in the Worthington Room of Integra Bank N.A., 21 S.E. Third Street, Evansville, Indiana. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and in the Proxy Statement.
Your vote is important. Whether or not you plan to attend the meeting, please vote your shares as soon as possible to ensure they are represented at the meeting. Please complete, sign, date and return the enclosed proxy card. If you hold shares of Integra Bank Corporation common stock directly in your name, you may also vote by telephone or through the Internet by following the instructions described on your proxy card.
As we have done in prior years, we have added additional information to the Form 10-K and are not distributing a separate report to shareholders. I encourage you to receive future Integra Bank Corporation proxy statements, annual reports and related materials electronically and help us save costs in producing and distributing these materials. If you wish to receive future shareholder materials electronically or via the Internet, please refer to the last two questions on page 3 of the proxy statement for further information.
We have provided space on the proxy card for comments. We urge you to use it to let us know your feelings about Integra Bank Corporation or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write to us directly.
Thank you for your continued interest and support of Integra Bank Corporation.
Sincerely,
Michael T. Vea
Chairman, President and Chief Executive Officer

INTEGRA BANK CORPORATION
21 S.E. Third Street
EVANSVILLE, INDIANA 47708
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, April 16, 2008

Time:	9:30 a.m. CDT

Place:	Worthington Room
Integra Bank N.A.
21 S.E. Third Street
Evansville, Indiana 47708

Items of Business:	1.	To elect three directors, each to serve a term expiring at the 2009 Annual Meeting of Shareholders.

	2.	To ratify the appointment of Crowe Chizek and Company LLC as the independent registered public accounting firm for 2008.

	3.	To transact such other business that may properly be brought before the meeting.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 20, 2008.

Voting by Proxy:	If you cannot attend the annual meeting in person, you may vote your shares by telephone or over the Internet no later than 10:59 p.m. CDT on April 15, 2008 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or Internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope, for which no postage is required if mailed in the United States.

By Order of the Board of Directors,

Martin M. Zorn Secretary

March 17, 2008

PROXY STATEMENT

(i)

INTEGRA BANK CORPORATION
21 S.E. THIRD STREET
EVANSVILLE, INDIANA 47708
PROXY STATEMENT
GENERAL INFORMATION
This proxy statement and accompanying proxy are being provided to shareholders on or about March 17, 2008, in connection with the solicitation by the Board of Directors of Integra Bank Corporation (“Integra,” “we,” “us,” “our” or the “company”) of proxies to be voted at the 2008 annual meeting of shareholders on Wednesday, April 16, 2008.
Questions and Answers About the Annual Meeting and Voting
Who may vote at the meeting?
You are entitled to vote at the meeting if you owned shares of our common stock as of the close of business on February 20, 2008, which is the record date for the meeting. As of that date, we had 20,654,365 shares of common stock outstanding.
What are my voting rights?
Holders of our common stock are entitled to one vote per share. Therefore, a total of 20,654,365 votes are entitled to be cast at the meeting. There is no cumulative voting.
How many shares must be present to hold the meeting?
In accordance with our Bylaws, a quorum will be present if the holders of a majority of the outstanding shares of common stock, or 10,327,183 shares, are present at the meeting, in person or by proxy.
What matters will be voted on at the meeting?
There are two matters to be considered at the meeting, as follows:
•	Election of three directors to serve until the 2009 annual meeting of shareholders; and

•	Ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm for 2008.
What vote is required for the election of directors and the other proposal to be approved?
In October 2007, we adopted a majority voting policy for election of directors. As long as the number of nominees is the same as the number of vacancies, any nominee that fails to receive a majority of the votes cast in favor of his or her election (where the number of votes cast “FOR” exceeds the number of votes to “WITHHOLD AUTHORITY”) will be elected, but is required to tender his or her resignation promptly, subject to acceptance by the Board of Directors. For additional information on our majority voting policy, see “CORPORATE GOVERNANCE—Recent Corporate Governance Changes”. The proposal to ratify the appointment of Crowe Chizek and Company LLC will be approved if the number of votes cast “FOR” exceeds the number of votes cast “AGAINST” the proposal.
How are votes counted?
All shares that have been properly voted, and not revoked, will be voted at the meeting in accordance with your instructions. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. The non-voting of shares or abstentions will not affect the outcome of any of the matters which are scheduled to be considered at the meeting.
Can I vote my shares in person at the meeting?
If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.
If you want to vote shares that you hold in street name at the meeting, you must request a proxy from your broker, bank or other nominee that holds your shares.
How does the Board recommend that I vote?
The Board of Directors recommends a vote:
•	“FOR” the election of the three nominees of the Board; and

•	“FOR” the ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm for 2008.
What if I do not specify how I want my shares voted?
The shares will be voted in accordance with the direction of the shareholder as specified on the proxy. In the absence of instructions, the proxy will be voted:
•	“FOR” the election of the three nominees of the Board; and

•	“FOR” the ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm for 2008.
Can I change my vote after submitting my proxy?
Any shareholder executing a proxy has the right to revoke it by the execution of a subsequently dated proxy, by written notice delivered to the Secretary prior to the exercise of the proxy or by voting in person at the meeting.
What happens if additional matters are presented at the annual meeting?
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxyholders, Martin M. Zorn and Archie M. Brown, Jr., will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Indiana law and our Bylaws.
How are voting results released?
The preliminary voting results will be announced at the meeting. The final voting results will be tallied by our Transfer Agent and Inspector of Elections and published in our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2008.
Who pays for the cost of proxy preparation and solicitation?
The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors. We will bear all costs associated with the solicitation. Employees may, without additional compensation, solicit proxies, either personally, by letter or by telephone.

Can I receive future proxy statements and annual reports electronically?
Yes. If you are a shareholder of record, you may request and consent to electronic delivery of future proxy statements, annual reports and other shareholder communications by following the instructions on the proxy card to vote using the Internet and when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also contact our Transfer Agent, Integra Bank Wealth Management Division, by calling (812) 464-9668 or toll-free at (877) 642-9664 or by writing: Integra Bank N.A., Trust Department, 21 S.E. Third Street, P.O. Box 868, Evansville, Indiana 47705-0868. If your shares are held in street name, please contact your broker or other nominee and ask about the availability of electronic delivery.
Are you planning on making the proxy materials available by Internet this year?
No. Under the new “Notice and Access” rules of the Securities and Exchange Commission, many public companies are mailing a notice to their shareholders so they can provide proxy materials through the Internet this year. We have not opted to use this alternative method this year, but we expect to do so next year. If you prefer to receive future proxy materials by mail, you can indicate your preference by checking the appropriate box on the proxy card. Even if you do not check the box, you will still have the right to request a free set of proxy materials by mail.
Incorporation by Reference
To the extent this proxy statement has or will be specifically incorporated by reference into any filing we make under the Securities Act of 1933, or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” and “Report of the Compensation Committee” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.
Other Matters
The Board of Directors is not aware of any other matters that may come before the meeting. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of printing hereof and which may properly come before the meeting. A copy of our 2007 annual report on Form 10-K (without exhibits) has been sent to shareholders. Exhibits to the 10-K will be made available upon request, except that we reserve the right to charge a reasonable administrative fee for copying and mailing costs. Address all requests, in writing, for this document to Secretary, Integra Bank Corporation, 21 S.E. Third Street, P. O. Box 868, Evansville, Indiana 47705-0868. The annual report on Form 10-K can also be accessed through our web site, http://www.integrabank.com.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL OWNERS
Principal Shareholders
The beneficial owner of common stock shown below is the only person known to us to be the beneficial owner of 5% or more of the outstanding voting securities of our common stock.

	Amount and Nature
	of Beneficial	Percent of Outstanding
Name and Address of Beneficial Owner	Ownership	Common Stock
Barclays Global Investors, NA(1)	1,104,624	5.35%
45 Fremont Street
San Francisco, CA 94105-2228

(1)	Based solely on information provided by Barclays Global Investors, NA and Barclays Global Fund Advisors in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2008. Barclays Global Investors, NA has sole voting power over 705,250 shares of our common stock and sole dispositive power over 760,023 shares (or 3.68%) of our common stock. Barclays Global Fund Advisors has sole voting and dispositive power over 344,602 shares (or 1.67%) of our common stock.
Security Ownership of Directors and Officers
The following table sets forth as of February 20, 2008, the number of shares of our common stock beneficially owned by the directors and nominees, the executive officers named in the Summary Compensation Table on page 18 (the “named executive officers”), and all directors and executive officers as a group. The nature of beneficial ownership, unless otherwise noted, represents sole voting and investment power.

	Amount and Nature of
	Common Stock
Name of Beneficial Owner	Beneficial Ownership		Percent of Class
Raymond D. Beck	10,053	(1)	*
Sandra Clark Berry	530,260	(2)	2.6%
Archie M. Brown	111,659	(3)	*
H. Ray Hoops	9,923	(4)	*
George D. Martin	126,601	(5)	*
Thomas W. Miller	115,914	(6)	*
Arthur D. Pringle, III	269,892	(7)	1.3%
Bradley M. Stevens	211,520		1.0%
Richard M. Stivers	11,790	(8)	*
Robert W. Swan	7,749	(9)	*
Michael T. Vea	435,040	(10)	2.1%
William E. Vieth	58,499	(11)	*
Roger D. Watson	60,448	(12)	*
Daniel T. Wolfe	49,694		*
Martin M. Zorn	104,080	(13)	*

All directors and executive officers as a group (17 persons)	2,205,057	(14)	10.3%

*	Represents less than one percent of the shares of common stock outstanding as of February 20, 2008.

(1)	Includes 6,186 shares with sole voting and investment power; 1,367 shares acquired under the 401(k) Plan as of February 20, 2008; and 2,500 shares that Mr. Beck may acquire under stock options currently exercisable.

(2)	Includes 66,909 shares with sole voting and investment power; 1,167 shares with shared voting and investment power with spouse; and 462,184 shares with shared voting and investment power as attorney-in-fact for mother.

(3)	Includes 6,232 shares with sole voting and investment power; 6,670 shares with shared voting and investment power with spouse; 6,730 shares acquired under the 401(k) Plan as of February 20, 2008; and 92,027 shares that Mr. Brown may acquire under stock options currently exercisable.

(4)	Includes 2,583 shares with sole voting and investment power and 7,340 shares with sole voting and investment power by spouse.

(5)	Includes 109,501 shares with sole voting and investment power; 15,000 shares with sole voting and investment power by spouse; and 2,100 shares indirectly owned through Dawson-Martin Partnership of which Mr. Martin is a partner.

(6)	Mr. Miller has pledged 36,341 shares as security.

(7)	Mr. Pringle has pledged 119,495 shares as security.

(8)	Includes 2,426 shares with sole voting and investment power and 9,364 shares with shared voting and investment power with spouse.

(9)	Includes 2,449 shares with sole voting and investment power and 5,300 shares with shared voting and investment power with spouse.

(10)	Includes 37,516 shares with sole voting and investment power; 2,600 shares with shared voting and investment power with spouse; and 394,924 shares that Mr. Vea may acquire under stock options currently exercisable.

(11)	Includes 2,355 shares with sole voting and investment power and 12,000 shares that Mr. Vieth may acquire under stock options currently exercisable. Also includes 44,144 shares with sole voting and investment power by spouse as trustee. Mr. Vieth disclaims beneficial ownership of such shares.

(12)	Includes 6,928 shares with sole voting and investment power; 4,353 shares acquired under the 401(k) Plan as of February 20, 2008; and 49,167 shares that Mr. Watson may acquire under stock options currently exercisable. Mr. Watson has pledged 2,084 shares as security.

(13)	Includes 7,367 shares with sole voting and investment power; 13,821 shares with shared voting and investment power with spouse; 1,339 shares acquired under the 401(k) Plan as of February 20, 2008; and 81,553 shares that Mr. Zorn may acquire under stock options currently exercisable. Mr. Zorn has pledged 13,821 shares as security.

(14)	Includes 713,554 shares that may be acquired under stock options currently exercisable. The number of shares pledged as security by all directors and executive officers as a group is 171,741.
CORPORATE GOVERNANCE
Responsibility of the Board
The Board of Directors has the ultimate responsibility for managing our business. It does this by establishing broad corporate policies and supervising the overall performance of the company.
Corporate Governance Principles
We are committed to monitoring the effectiveness of policy and decision-making at both the Board and management level, with a view to enhancing shareholder value over the long term. The Board has established governance policies and structures, including the Corporate Governance Principles, intended to assist in meeting this commitment and comply with the requirements of the Securities and Exchange Commission and the Nasdaq Stock Market. The Nominating and Governance Committee periodically reviews and makes recommendations for modification of the Corporate Governance Principles to meet applicable legal requirements and “best practices” that continue to develop in the area of corporate governance. The current version of our Corporate Governance

Principles may be viewed online on our web site at http://www.integrabank.com under “Governance Documents” in the Investor Relations section.
Board Retreat and Director Training
The Board of Directors holds a retreat annually. During the retreat in 2007, the directors focused on strategic issues and banking industry trends. To assist directors in performing their responsibilities, directors are encouraged to attend seminars. During 2007, six non-employee directors attended training in such areas as governance and regulatory trends, audit-related matters, and executive and board compensation philosophies. Dr. Hoops maintains the Certificate of Director Education. Members of the Board maintain memberships with nationally recognized organizations for corporate and bank directors.
Executive Sessions of Independent Directors
Our Corporate Governance Principles provide that non-employee directors intend to meet in executive session before or after every scheduled meeting of the Board, but at a minimum will meet in executive session at least twice per year. During 2007, the non-employee directors met nine times in executive session. The purpose of the executive sessions is to develop a consensus on key issues and facilitate a free discussion and evaluation of proposals from management.
Presiding Independent Director
The Corporate Governance Principles provide that the non-employee directors may designate one of them to serve as a Presiding Independent Director. The responsibilities of the Presiding Independent Director include (1) chairing the executive sessions; (2) serving as the principal liaison between the non-employee directors and senior management; and (3) working with the Chairman of the Board to finalize information flow to the directors, the content of meeting agendas and proposed meeting schedules. If the Board chooses not to designate a Presiding Independent Director, the Chair of the Nominating and Governance Committee shall preside at executive sessions of non-management members of the Board. Mr. Vance served as Presiding Independent Director from October 2003 until his resignation from the Board effective December 11, 2007.
Standards of Board Independence
The Board has adopted standards for director independence, which incorporate the definition of “independent” contained in the Nasdaq Stock Market listing rules. Based on the information furnished by the directors, the Board has affirmatively determined that all of the directors, with the exception of Mr. Vea and Mr. Stevens (who are full-time employees of the company), currently meet the definition of “independent”. All members of the Board’s Audit Committee, Compensation Committee and Nominating and Governance Committee are independent directors. Our independence standards are contained in our Corporate Governance Principles, which may be viewed online on our web site at http://www.integrabank.com under “Governance Documents” in the Investor Relations section.
Code of Business Conduct and Ethics
The Board of Directors has approved a Code of Business Conduct and Ethics that applies to all of our directors and employees. The Audit Committee periodically reviews and makes recommendations for the modification of the Code of Business Conduct and Ethics. The current version of our code may be viewed online on our web site at http://www.integrabank.com under “Governance Documents” in the Investor Relations section. We will also either disclose on a Current Report on Form 8-K or post on our web site any substantive amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to any of our directors or executive officers.
Recent Corporate Governance Changes
In October 2007, we made three important changes that will affect our corporate governance in the future.
First, as discussed under “PROPOSAL 1: ELECTION OF DIRECTORS—Classified Board Structure”, the Board of Directors amended our Bylaws to phase out our current classified Board structure beginning at this meeting.

Second, the Board changed our Corporate Governance Principles to require, in effect, that in uncontested elections, directors will be elected by the majority of the votes cast with respect to that director. If a nominee does not receive a majority of votes, the person would be elected to office; however, he or she will tender his or her resignation, subject to acceptance by the Board. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days. The affected director will not participate in the Board’s decision.
Finally, the Board of Directors also amended our Rights Agreement (commonly referred to as a “poison pill”) to provide for termination of the rights plan on October 19, 2007, which would otherwise have remained in effect until 2011.
Process for Determining Nominations for Election as Directors
The Nominating and Governance Committee, with the assistance of the Chairman of the Board, is responsible for screening and recommending possible nominees for director. The Nominating and Governance Committee has not established minimum qualifications for director nominees; however, the criteria for evaluating all candidates, which are reviewed annually, include such factors as areas of expertise, ownership in the company, community service, other board experiences and geographic, occupational, gender, race and age diversity. The Nominating and Governance Committee has not paid any third party a fee to assist in the process of identifying or evaluating candidates. The Nominating and Governance Committee will consider candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Nominating and Governance Committee should send such recommendation addressed to: Secretary, Integra Bank Corporation, P.O. Box 868, Evansville, Indiana 47705-0868, who will forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at the annual meeting of shareholders, rather than recommend the individual to the Nominating and Governance Committee as a nominee, must comply with the advance notice and eligibility requirements contained in Articles II, Section 9 of our Bylaws, a copy of which is available on request addressed to: Secretary, Integra Bank Corporation, P.O. Box 868, Evansville, Indiana 47705-0868. We have not received any director candidates put forward by a shareholder or group of shareholders who beneficially own more than 5% of our common stock.
Communication with Directors
The Board has implemented a process by which shareholders may send communications to the Board’s attention. Any shareholder desiring to communicate with the Board or any director should send their communication to Integra Bank Corporation, Board of Directors, c/o Secretary, P.O. Box 868, Evansville, Indiana 47705-0868. The Board has instructed the Secretary to promptly forward all such communications to the addressees.
Conflicts of Interest Policy
On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer or any member of his or her immediate family, have a direct or indirect material interest. Pursuant to our Code of Business and Ethics and committee charters, the Audit Committee is charged with reviewing and approving any transactions between us and our directors or executive officers or their related persons other than loans and other transactions subject to Regulation O. The Credit and Risk Management Committee is responsible for ensuring that loans to directors and other transactions subject to Regulation O are made in compliance with applicable requirements. The supervisor of an employee is charged with reviewing any non-loan conflict of interest transactions involving any other employee.

Transactions with Related Persons
Our directors, officers, and their affiliates have transactions with Integra Bank. These transactions consist of extensions of credit made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, those transactions do not involve more than a normal risk of being collectible or present other unfavorable terms.
MEETINGS AND COMMITTEES OF THE BOARD
Meetings
The Board meets on a regularly scheduled basis during the year to review significant developments and to act on those matters that require Board approval. It also holds special meetings when an important matter or required Board action arises between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility.
During 2007, the Board of Directors held eleven meetings. Directors are expected to attend Board meetings and meetings of the committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of the incumbent directors attended at least 97% of the aggregate number of meetings of the Board and committees on which he or she served. Directors are also expected to attend the annual meeting of shareholders. All directors attended the 2007 annual meeting of shareholders.
Committees
The Board of Directors has five principal standing committees — ALCO and Finance, Audit, Compensation, Credit and Risk Management, and Nominating and Governance. These are joint committees with the Board of Directors of Integra Bank N.A., or Integra Bank, our principal subsidiary. A sixth committee, the Wealth Management Committee, is a committee of the Board of Directors of Integra Bank only. The charters for these committees may be viewed online on our web site at http://www.integrabank.com under “Governance Documents” in the Investor Relations section. The table below provides the current membership and meeting information for each of the committees of the Board of Directors of the Company and Integra Bank.

ALCO
	and			Credit and Risk	Nominating and	Wealth
Name	Finance	Audit	Compensation	Management	Governance	Management
Sandra Clark Berry				X		Chair
H. Ray Hoops		X	X		Chair
George D. Martin				Chair	X
Thomas W. Miller			X	X
Arthur D. Pringle	X		X			X
Bradley M. Stevens
Richard M. Stivers	X		Chair		X
Robert W. Swan (1)		Chair			X
Michael T. Vea
William E. Vieth	Chair			X	X	X
Daniel T. Wolfe		X		X

Meetings held in fiscal 2007	7	13	9	7	6	4

(1)	Audit Committee financial expert

The following is a summary of the responsibilities of each committee.
ALCO and Finance Committee
The principal functions of the ALCO and Finance Committee are to assist the Boards of Directors in fulfilling their oversight responsibilities with regard to (1) asset and liability management; (2) capital and dividend planning; (3) liquidity adequacy; (4) budgeting and forecasting; and (5) contingency planning with respect to the foregoing.
Audit Committee
The principal functions of the Audit Committee, which consists solely of “independent” directors as defined in the Nasdaq Stock Market listing rules, are to assist the Board of Directors in monitoring (1) our accounting and financial reporting processes and the audits of our financial statements; (2) the independent registered public accounting firm’s qualifications and independence; (3) the performance of our internal audit function; (4) the performance of the independent registered public accounting firm; and (5) compliance with legal and regulatory requirements. The Board of Directors has determined that each member is also “independent” for purposes of Section 10A(m)(7) of the Securities Exchange Act of 1934 and designated Mr. Swan as an “audit committee financial expert”. The Report of the Audit Committee begins on page 31 of this proxy statement.
Compensation Committee
The principal functions of the Compensation Committee, which consists solely of “independent” directors as defined in the Nasdaq Stock Market listing rules, are to (1) determine and approve the compensation payable to our executive officers; (2) consider the Chief Executive Officer’s performance evaluation from the Nominating and Governance Committee in determining the Chief Executive Officer’s annual base salary; (3) evaluate the relationship between the performance of the company, the performance of our executive officers, and our compensation policies in determining the executive officers’ compensation; (4) provide reports for inclusion in our proxy statement; (5) review and discuss with management the Compensation Discussion and Analysis, or CD&A, and recommend its inclusion in our proxy statement; and (6) approve and administer our stock-based, profit-sharing and executive incentive compensation plans.
The Compensation Committee has the authority to engage a compensation consultant and other advisors. For more information on the committee’s activities and the consultant it has engaged, see the CD&A which begins on page 12 of this proxy statement.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as one of our former officers or employees.
Credit and Risk Management Committee
The principal functions of the Credit and Risk Management Committee are to (1) review and approve all policies with regard to loans and risk management; (2) make amendments to such policies; (3) recommend to the Board whether to approve extensions of credit to our directors and their affiliated companies and our executive officers (Regulation O); and (4) exercise all other powers of the Boards of Directors that may lawfully be delegated to it regarding loans and risk management.
Nominating and Governance Committee
The principal functions of the Nominating and Governance Committee, which consists solely of “independent” directors as defined in the Nasdaq Stock Market listing rules are to (1) assist the Board in identifying individuals qualified to become Board members and recommend nominees for election or appointment; (2) evaluate the performance of the Chief Executive Officer and determine and evaluate succession plans for the Chief Executive Officer; (3) develop and recommend changes to Corporate Governance Principles; (4) lead an annual self-evaluation and performance review; and (5) recommend members and chairs for each standing committee.

Wealth Management Committee
The principal functions of the Wealth Management Committee are to assist the Board of Directors of Integra Bank in fulfilling its oversight responsibilities of managing and supervising the fiduciary and insurance activities of Integra Bank.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, requires our directors, the owners of more than 10% of our common stock, and our executive officers to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on review of the copies of such forms furnished to the company, or written representations that no Forms 5 were required, we believe that all filing requirements under Section 16(a) of the Exchange Act by those required to file have been complied with.
PROPOSAL 1: ELECTION OF DIRECTORS
Current Board Structure
The Board of Directors currently consists of eleven members. These same persons also serve as the directors of Integra Bank. Prior to October 2007, our Bylaws provided that the Board was classified into three classes of directors, with each class serving staggered three-year terms. The Board of Directors has amended the Bylaws to phase out the current classified structure beginning this year. Accordingly, three persons will be elected at this meeting to serve a term ending at the 2009 annual meeting of shareholders. Incumbent directors will complete the term to which they were elected and, thereafter, stand for reelection annually following the expiration of their term. By 2010, all directors will be subject to annual election.
Nominees and Directors
Three directors are to be elected at the meeting. Bradley M. Stevens, William E. Vieth, and Daniel T. Wolfe, each of whom is presently a director, have been nominated by the Board of Directors based on the recommendation of the Nominating and Governance Committee. G. Dan Martin’s term as a director expires at the annual meeting. Mr. Martin is not standing for reelection. The accompanying proxy will be voted “FOR” the Board of Directors’ nominees, except where the vote is to “WITHHOLD AUTHORITY”. Should the nominees be unable to serve, the proxy will be voted for such persons as shall be designated by the Board of Directors.
Nominees for Election Whose Terms Would Expire at the 2009 Annual Meeting of Shareholders
BRADLEY M. STEVENS: Age 66, director since 2007. Mr. Stevens is President and Chief Executive Officer — Chicago Region. From 1994 until 2007, Mr. Stevens served as President and Chief Executive Officer of Prairie Financial Corporation and its subsidiary which we acquired in 2007.
WILLIAM E. VIETH: Age 66, director since 2002. Mr. Vieth is a Private Investor and retired Chairman of the Board of Integra Bank, a position he held from 2000 to 2001. From 1965 to 1996, he served in various capacities at Citizens National Bank, including President, CNB Bancshares, Inc.; Chairman, Citizens National Bank; and President and CEO, Citizens National Bank.
DANIEL T. WOLFE: Age 49, director since 2002. Since 1980, Mr. Wolfe has served as Vice President, Chief Operating Officer and General Manager of Wolfe’s Terre Haute Auto Auction, an automobile auction company. He also serves as President, Chief Operating Officer and General Manager of Wolfe’s South Bend Auto Auction; Vice President, Wolfe’s Evansville Auto Auction; and President, El Lobo Inc., an automobile dealership.

Continuing Directors Whose Terms Expire at the 2009 Annual Meeting of Shareholders
SANDRA CLARK BERRY: Age 47, director since 2002. Ms. Berry is a Private Investor. She previously served as a Registered Nurse with Trover Foundation, a position she held from April 2001 until March 2004. Ms. Berry was the Executive Vice President, West Kentucky Bank from January 1999 until January 2001, and Cashier of West Kentucky Bank from January 1997 until December 1998. She served as Director of Webster Bancorp from January 1999 until January 2001, and as Secretary of Webster Bancorp from January 1997 until January 2001.
THOMAS W. MILLER: Age 59, director since 2002. Since 1999, Mr. Miller has served as President and Attorney, Miller, Griffin & Marks, P.S.C., a law firm. He joined the firm in 1974.
ARTHUR D. PRINGLE, III: Age 60, director since 2007. Since 1978, Mr. Pringle has served as Vice President and part owner of Bulkoa, Inc., a warehouse leasing company. Since 2003, he has served as Chairman and part owner of Precise Ambulance Service, LLC, an ambulance service. From 1994 until 2007, Mr. Pringle served as a director of Prairie Financial Corporation and its subsidiary which we acquired in 2007.
RICHARD M. STIVERS: Age 58, director since 2002. Mr. Stivers is Senior Vice President and Chief Financial Officer, Deaconess Health System, Inc., a health care organization. He has held these positions since 1988.
MICHAEL T. VEA: Age 49, director since 1999. Mr. Vea is Chairman of the Board, President and Chief Executive Officer of the company and Integra Bank. He has served as Chairman of the Board and Chief Executive Officer of the company since August 1999 and was named President of the company in January 2000. Mr. Vea previously served as President and Chief Executive Officer, Bank One, Cincinnati, Ohio, a position he held from 1995 until 1999.
Continuing Directors Whose Terms Expire at the 2010 Annual Meeting of Shareholders
DR. H. RAY HOOPS: Age 68, director since 1996. Dr. Hoops is President of University of Southern Indiana, a position he has held since 1994.
ROBERT W. SWAN: Age 60, director since 2001. Mr. Swan is a Private Investor. He retired as Senior Partner of Kemper CPA Group LLP, a public accounting firm, in 2006, a position he held since 1995.
The Board of Directors recommends a vote “FOR” the three nominees for director.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the CD&A contained in this proxy statement with management. Based on our review and discussion with management, we recommended to the Board of Directors that the CD&A be included in our annual report on Form 10-K for the year ended December 31, 2007, and this proxy statement.
Submitted by the members of the Compensation Committee:
Richard M. Stivers, Chair; Dr. H. Ray Hoops; Thomas W. Miller; and Arthur D. Pringle, III.
COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Overview
The following discussion is intended to supplement the more detailed information concerning our executive compensation that appears in the tables and narrative discussion that follow. Our goal is to provide you with a better understanding of our compensation practices, including the compensation payable to the executive officers named in the Summary Compensation Table, or the named executive officers.
Role of the Compensation Committee
The Compensation Committee of the Board of Directors, which we refer to as the committee in this CD&A, has been appointed by the Board to assist it in fulfilling its oversight responsibility with respect to executive compensation. The committee is comprised of independent directors. It determines and approves the compensation payable to our executive officers and also makes awards of equity-based compensation to our employees.
To carry out its responsibilities, the committee has:
•	engaged Amalfi Consulting (formerly part of Clark Consulting), an independent, nationally-recognized compensation consultant with expertise in financial institutions, as its consultant, to provide advice on compensation plan design and best practices;

•	approved the composition of and changes to the “peer group” of other Midwest banking companies described below under “Benchmarking” that the committee and Amalfi Consulting use for making comparisons to our executive compensation practices;

•	reviewed the compensation components for the named executive officers, including reviewing “tally sheets” for each officer;

•	held “executive sessions” of the committee without members of management present to discuss performance issues, goal-setting and other matters; and

•	attended seminars and presentations concerning issues relating to executive compensation.
Objectives
We believe that our executive compensation program should meet the following objectives:
•	support a pay-for-performance policy that rewards coordinated and sustained results that enhance our performance in absolute terms as well as relative to peers and helps to achieve our strategic goals;

•	provide total compensation which is competitive to total compensation payable to executives at other banking companies with comparable responsibilities, which is key to attracting and retaining the highly-skilled management personnel necessary to our success;

•	provide long-term incentives that are aligned with the successful execution of our strategic plan; and

•	provide incentive compensation opportunities tied to achievement of financial performance measures or increases in the value of our common stock to align management’s interests with the interests of our shareholders.
Total Compensation Analysis
The committee considers data from market surveys and comparative information from the peer group described under “Benchmarking” to develop a “total compensation” analysis. Total compensation includes base salary, annual cash incentives and equity incentives valued at grant date fair value. The committee compares the total compensation of our executive officers with the most recently available total compensation reported for executives within the peer group with similar responsibilities.
The committee uses the total compensation data as a means of understanding how the compensation of the named executive officers corresponds to percentiles or ranges for the peer group. The percentiles or ranges considered in 2007 are described below under “2007 Compensation Decisions.” The total compensation analysis by itself does not determine compensation decisions on individual officers or elements of compensation. The committee takes a number of other considerations into account, including the committee’s qualitative assessment of our performance in the preceding years, the Chief Executive Officer’s recommendations, ranges set for merit increases, individual circumstances such as retention concerns and relative pay differences within our overall compensation structure.
Benchmarking
For comparative purposes, the committee reviews the compensation practices and levels of a peer group of other publicly-held regional bank holding companies with headquarters in the Midwest. The peer group was selected by the committee with input from Amalfi Consulting and management. The companies range in asset size from approximately $2 to $8 billion. Most operate in two or more states with multiple branches in markets with similar characteristics to our franchise. The peer group represents the types of companies that we consider to be our primary competition for management talent. Currently, the peer group consists of:

First Midwest Bancorp, Inc.	Old National Bancorp
MIB Financial, Inc.	United Bankshares, Inc.
Park National Corporation	AMCORE Financial Inc.
WesBanco, Inc.	1st Source Corporation
Chemical Financial Corporation	First Merchants Corporation
Independent Bank Corporation	First Financial Bancorp
First Place Financial Corporation	Heartland Financial USA Inc.
Republic Bancorp, Inc.	Community Trust Bancorp, Inc.
Midwest Banc Holdings, Inc.	First Busey Corporation
City Holding Company	Old Second Bancorp, Inc.
MainSource Financial Group, Inc.	First Financial Corporation
Elements of Compensation
There are three principal elements in our executive compensation program — base salary, cash incentives and equity-based incentives. The committee has used as a guideline that, in the case of the named executive officers, a substantial portion of the total compensation should be at risk—tied directly, or indirectly, to achieving objective financial performance measures.

Base Salary. We believe base salaries should provide executive officers with a level of assured compensation consistent with their experience, responsibilities and accomplishments. The committee reviews the base salaries of executive officers on an annual basis. Messrs. Vea, Zorn and Brown are parties to employment agreements which set their base salary at a specified level and provide that the committee will determine annually whether to increase the base salary. The committee cannot reduce the base salary of these officers. The committee conducts a qualitative assessment of each executive officer’s performance and assigns one of five performance criteria, ranging from “did not meet expectations” to “far exceeding expectations”. The committee uses the performance rating and market data provided by Amalfi Consulting and the relative positioning of the executive within our officer salary range in making any change in base salary.
Cash Incentives. We create annual cash incentives to reward superior individual performance and help achieve our strategic goals. During 2007, the named executive officers participated in the 2007 Annual Cash Incentive Plan, or the 2007 Cash Plan. The 2007 Cash Plan created opportunities for additional cash compensation based on the achievement of short-term (one year) performance goals. The amount of the opportunities was set at “minimum”, “target”, and “maximum” levels. The value of the award opportunities were based primarily on market data for comparable awards and the competitive positioning of our total compensation within the peer group.
Equity-Based Incentives. The committee grants awards under the 2007 Equity Incentive Plan, or the 2007 Equity Plan, to create opportunities for additional compensation that is tied to the performance of our stock. These awards also align the interests of the recipients with the interests of our shareholders. The awards made to the named executive officers in 2007 consisted of stock appreciation rights settled in stock, or SARs, and shares of restricted stock. The time-based vesting requirements of these awards also enhance retention of executive talent. In making its award decisions for a year, the committee typically considers the executive’s prior year total compensation and how that amount compares to the total compensation information for the peer group. The committee also makes a qualitative assessment of our overall financial performance for the prior year adjusted to reflect individual results and business circumstances.
Other Benefits
Retirement Arrangements. We do not have a pension plan or any supplemental retirement plans for our executive officers. Executive officers participate in our 401(k) plan on the same terms as other salaried employees. We match employee contributions in an amount equal to 100% of the employee’s contributions up to 3% of the employee’s eligible compensation plus 50% of the employee’s contributions greater than 3% and up to 5% of the employee’s eligible compensation. Although we have the ability to make additional profit sharing contributions to the 401(k) plan, we have never made any such contributions.
Personal Benefits. Management-level employees, including the named executive officers are entitled to receive a limited range of personal benefits under their employment agreements (if applicable) or under our policies. The committee annually reviews these benefits. We believe that social or country club memberships provide an appropriate environment for customer business development. We pay for the initiation fee, dues and special assessments for country club memberships for the named executive officers. Any personal expenses incurred are reimbursed by the executive. We pay for an annual medical examination for Messrs. Vea, Zorn, and Brown. Finally, we provide Messrs. Vea, Zorn and Brown with an annual automobile allowance. These personal benefits are disclosed as “All Other Compensation” in the Summary Compensation Table on page 18 of this proxy statement.
Role of Executive Officers in Compensation Decisions
The Chief Executive Officer provides the committee with recommendations for the compensation of the executive officers other than the Chief Executive Officer. These recommendations are developed by the Chief Executive Officer with the assistance of our human resources personnel. The Chief Executive Officer reviews and rates the performance of the other executive officers. He then presents his recommendations for base salary adjustments and incentive awards. The performance of the Chief Executive Officer is reviewed by the Nominating and Governance Committee which is shared with the committee. Although the committee considers these recommendations along with data provided by Amalfi Consulting, it retains ultimate authority for compensation decisions affecting our executive officers.

Stock Option and Other Equity-Based Incentives Grant Practices
The committee has the sole authority under the 2007 Equity Plan to make equity-based incentive compensation awards to key employees and directors. To date, the committee has made awards only in the form of SARs and restricted stock under the 2007 Equity Plan. Stock options and restricted stock granted under previous plans remain outstanding.
With the exception of new hires, significant promotions or other unplanned events, the committee makes equity awards on an annual basis at its May meeting. This timing allows the committee to make a qualitative assessment of our financial performance for the prior year. We do not backdate stock options or issue stock options with exercise prices or SARs with base prices below the fair market value of our common stock on the grant date. We do not schedule grant dates to precede favorable information or follow unfavorable disclosures.
Awards of stock options and SARs typically vest in three or four equal annual installments beginning one year from the date of grant, and are subject to a continuing service requirement. Our plans currently set the exercise price of stock options at either the closing sale price of our common stock on the day preceding the date of grant (the 2003 plan) or the mean between the high and low sale prices on the day preceding the date of grant (the 1999 plan) or the closing sale price of our common stock on the date of grant (the 2007 Equity Plan). The base price of SARs is set by the 2007 Equity Plan as the closing sale price of our common stock on the date of grant.
Restricted stock awards vest in three or four equal installments beginning one year from the date of grant and are subject to a continuing service requirement.
2007 Compensation Decisions
In making compensation decisions for 2007, the committee reviewed comparative total compensation information for the peer group and other information from Amalfi Consulting, including tally sheets for each named executive officer for the preceding two years. The sheets showed total compensation as well as comprehensive income which is total compensation plus the change in intrinsic value of equity holdings for the period. The committee also reviewed an inventory of equity awards made to the executives since their hire date showing grant date award values as well as the intrinsic value of the outstanding awards at the end of each year. The value of the equity awards were sensitized for changes from -10% to +10% in annual stock price appreciation and the equity value for a future five year period. The committee also reviewed estimated severance benefits that would be payable in connection with alternative scenarios in which the executive’s employment may terminate.
The committee considered our overall financial performance during the period that an executive officer has held his position, the difficulty of replacing an executive officer with another of comparable experience and skill, and how compensation decisions could assist us in achieving the goals set out in our strategic plan.
Total Compensation. The committee determined that the total compensation to Messrs. Vea, Zorn and Brown should be at the 50th percentile based on the financial performance of the company relative to the peer group. Mr. Beck’s total compensation was not comparable given his hiring in third quarter 2006. Mr. Watson’s total compensation was slightly greater than 75th percentile based on the performance of his line of business.
Base Salaries. The committee set as an initial guideline that the base salaries of the named executive officers for 2007 generally should be comparable to the 60th to 65th percentiles for base salaries of the peer group.
In reviewing the base salaries of the named executive officers, the committee considered the factors discussed above and approved an 8% increase for Mr. Vea and increases ranging from 2.5% to 7.5% for the base salaries of the other named executive officers.
Cash Incentives. Using the information described in the first paragraph of this section, the committee also approved award opportunities for cash incentives as a percentage of base salary as follows:

	Threshold	Target	Maximum
Michael T. Vea	0%	60%	100%
Martin M. Zorn	0%	45%	80%
Archie M. Brown	0%	45%	80%
Raymond D. Beck	0%	35%	60%
Roger D. Watson	0%	35%	60%
The committee set two financial performance measures for all of the named executive officers to be met in 2007: earnings per share growth and credit quality. In the case of Mr. Watson, a third performance measure was used —annual loan portfolio growth for the line of business reporting to him. For the named executive officers other than Mr. Watson, the earnings per share financial performance measure was weighted at 66% and credit quality at 34%. In Mr. Watson’s case, the earnings per share financial performance measure was weighted at 33%, credit quality at 17% and loan portfolio growth at 50%.
The financial performance measures for 2007 were:

	Threshold	Target	Maximum
Earnings per share	$1.76	$1.81	$1.86
Credit quality
Net charge-offs to total loans	0.32%	0.25%	0.18%
Non-performing loans to total loans	0.71%	0.53%	0.35%
Annual loan portfolio growth (Mr. Watson only)	21%	25%	29%
The committee set the goals at levels they thought would result in our overall financial performance in a fairly robust economic environment improving to the top quartile of the peer group.
In February 2008, the committee determined that the “threshold” level for the earnings per share measure had not been met, the “target” level for net charge-offs to total loans had been met, and the “threshold” level for non-performing loans to total loans had not been met for all executive officers. Mr. Watson’s loan portfolio growth for his line of business in 2007 was 31%, which was 7% higher than his “stretch” goal. This performance was used in determining his cash incentive payout under his annual loan portfolio growth measure. The committee approved payouts under the 2007 Cash Plan in the amounts shown under the “Non-Equity Incentive Compensation” column of the Summary Compensation Table on page 18 of this proxy statement. The actual payouts expressed as a percentage of base salary were: Michael T. Vea — 16%; Martin M. Zorn — 13%; Archie M. Brown — 13%; Raymond D. Beck — 10%; and Roger D. Watson — 43%.
Equity-Based Incentives. In May 2007, the committee made its annual grant of equity-based incentive awards under the 2007 Equity Plan to a total of 55 employees, including the named executive officers. The committee valued the awards at their grant date fair value. It also decided to allocate the awards for the named executive officers between SARs (66%) and restricted stock (34%) using their grant date fair value, with each award vesting equally over four years.
In determining the amount of the award to each named executive officer, the committee gave consideration to (1) the executive’s total compensation both for 2006 and the amount of the award necessary to place the executive’s total compensation at the 50th percentile of the peer group; (2) the committee’s qualitative assessment of our overall performance in 2006; and (3) with respect to the named executives other than the Chief Executive Officer, the recommendation of the Chief Executive Officer. The committee also took into account the other factors described above in the first two paragraphs of this section.
The SARs and restricted stock awards made to the named executive officers for 2007 are shown in footnotes 2 and 3 to the Grants of Plan-Based Awards Table on page 19 of this proxy statement.

Changes in 2008 Compensation Program
The committee continuously evaluates the design of our executive compensation program. In February 2008, it approved some design changes intended to reflect our revised strategic plan for 2008 which is based upon our achieving the median or better of the peer group and success in expanding our presence in faster growing markets.
For annual cash incentives, the committee expects to set goals for corporate performance measures intended to achieve median performance of the peer group and reduce payout opportunities at the “target” and “maximum” levels.
The value of the award opportunities for equity-based incentives will be increased so that more of the executive’s total compensation is tied to the performance of our common stock in alignment with the interests of shareholders. The equity awards will be allocated between SARs (50%) and restricted stock (50%) using their grant date fair value, with each award vesting equally over three years.
In addition, the committee is considering making a “stretch” equity award tied to improvement in total shareholder return/stock performance over a multi-year period.
Stock Ownership Requirements
Our Corporate Governance Principles require named executive officers to own shares of our common stock, restricted stock awards, or unexercised stock options having specified percentages of his base salary. In the case of Mr. Vea, the requirement is 300% of base salary, in the case of Messrs. Zorn and Brown, 150% of base salary, and in the case of Messrs. Watson and Beck, 50% of base salary. Messrs. Vea, Zorn and Brown were expected to comply with these guidelines by December 31, 2007. Mr. Watson is expected to comply with these guidelines by December 31, 2008. Mr. Beck is expected to comply with these guidelines by December 31, 2011. As of December 31, 2007, only Mr. Watson was in compliance. Based on the recommendation of the Compensation and Nominating and Governance Committees, the Board approved extending the period within which all executive officers are to meet the stock ownership requirements set forth in the Corporate Governance Principles to December 31, 2008.
Other Relationships with Compensation Consultant
In addition to its engagement as the committee’s consultant, we have engaged Amalfi Consulting since 1998 to review and assist us in implementing a bank-owned life insurance policy program. Amalfi Consulting also administers a group term life insurance program for us.
The committee periodically reviews its relationship with the consultant and considers competitive proposals from other firms.
Tax and Accounting Issues
Section 162(m). Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to the most highly-compensated executive officers of U.S. public companies to $1,000,000 per year unless the compensation qualifies as performance-based. To date, we have never been subject to the limits of Section 162(m). The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to that sum which is deductible under Section 162(m).
The 2007 Cash Plan and the 2007 Equity Incentive Plan contain performance-based conditions. The plans have been approved by shareholders so that payments under those plans can qualify as performance-based compensation under Section 162(m). We will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our shareholders.

Section 409A. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. As amended, Section 409A of the Code affects the payments of certain types of deferred compensation to key employees. The Internal Revenue Service finalized its regulations under Section 409A of the Code during 2007, and affected plans must now be amended before January 1, 2009, to conform with these new rules. We are operating in good faith compliance with the statutory provisions which were effective January 1, 2005, and available guidance from the Internal Revenue Service.
Accounting for Stock-Based Compensation. Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of Financial Accounting Standards Board Statement No. SFAS 123(R)(Shared Based Payments)(“SFAS 123(R)”), using the modified-prospective method. In accordance with this method, we did not adjust our financial statements for earlier periods to reflect the effect of SFAS 123(R).
Summary Compensation Information
The table below sets forth compensation information for the named executive officers for 2007:
Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive	All Other
Name and		Salary	Bonus	Awards	Awards	Plan Comp.	Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)

Michael T. Vea	2007	458,845	0	114,947	101,004	75,043	44,686	794,525
Chairman of the Board,	2006	431,214	0	130,587	45,334	44,217	47,260	698,612
President and Chief Executive Officer

Martin M. Zorn	2007	266,386	0	37,125	37,982	34,616	29,965	406,074
Chief Financial Officer	2006	251,154	0	39,104	16,890	21,461	30,305	358,914
Executive Vice-President, Finance and Risk

Archie M. Brown	2007	269,212	0	37,652	37,982	34,616	23,821	403,283
Executive Vice-President,	2006	261,654	0	39,631	16,890	21,461	27,909	367,545
Commercial and Consumer Banking

Raymond D. Beck	2007	203,655	0	50,808	20,446	19,665	53,097	347,672
Executive Vice-President, Chief Risk Officer

Roger D. Watson	2007	206,635	0	30,894	33,899	90,000	12,900	374,328
Executive Vice-President,	2006	206,371	90,000	29,254	15,639	0	11,328	351,592
Division Manager - Commercial Real Estate

(1)	Represents the compensation cost recognized in 2007 for restricted stock awards excluding estimated forfeitures held by each named executive officer. During 2007, in accordance with SFAS 123(R), no restricted stock awards were forfeited by the named executive officers. The discussion of SFAS 123(R) valuation assumptions is contained in Note 1, “Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007.

(2)	Represents the compensation cost recognized in 2007 in accordance with SFAS 123(R) for option awards, excluding estimated forfeitures granted in 2007 to each named executive officer. The discussion of SFAS 123(R) valuation assumptions is the same as referred to in note (1) above. We determined the fair value of each grant as of the date of grant using the Black-Scholes option pricing method with the following assumptions:
Dividend Yield: 2.92%
Expected Volatility: 21.45%
Annual Risk-Free Interest Rate: 4.77%
Expected Option Life: 6.0 years
Estimated Fair Value Per Option: $4.95

(3)	Represents the amount paid for 2007 pursuant to the 2007 Cash Plan.

(4)	All other compensation consists of (i) matching contributions to the 401(k) plan for all named executive officers; (ii) life insurance premiums for all named executive officers except Mr. Beck; and (iii) the amount of dividends paid on unvested restricted stock awards to all named executive officers. Also includes the value of perquisites and personal benefits consisting of: (i) automobile allowance in the following amounts: Mr. Vea — $15,000; Mr. Zorn — $12,000; and Mr. Brown — $12,000; (ii) country club memberships in the following amounts: Mr. Vea — $11,520; Mr. Zorn — $5,095; and Mr. Brown — $1,165; (iii) home security monitoring for Mr. Vea; (iv) executive long-term disability insurance for all named executive officers except Mr. Beck; (v) annual medical examination for Mr. Brown and (vi) and hiring bonus for Mr. Beck.
Narrative Discussion
The total compensation shown in the above table does not correspond to the “total compensation” analysis used by the committee because the table does not show the grant date fair value of the equity awards made in 2007. Instead, the amounts shown under the Stock Awards and Option Awards column are the compensation cost we recognized in the applicable year for all outstanding equity awards. The grant date fair value of the equity awards made in 2007 is shown in the following table.
Equity and Cash Plan-Based Awards
     The following table sets forth information concerning equity and cash plan-based awards made to the named executive officers during 2007 under the 2007 Equity Plan and 2007 Cash Plan:
Grants Of Plan-Based Awards In 2007

						All Other Option
						Awards:
					All Other Stock	Number of
		Estimated Futue Payouts Under			Awards:	Securities	Exercise or Base	Grant Date Fair
		Non-Equity Incentive Plan Awards(1)			Number of Shares	Underlying	Price of Option	Value of Stock and
	Grant	Threshold	Target	Maximum	of Stock or Units(2)	Options(3)	Awards (4)	Option Awards (5)
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)

Michael T. Vea	03/21/07	0	280,908	468,180	—	—	—	—
	05/22/07	—	—	—	4,378	—	—	102,007
	05/22/07	—	—	—	—	40,000	23.30	198,000
Martin M. Zorn	03/21/07	0	122,175	217,200	—	—	—	—
	05/22/07	—	—	—	1,678	—	—	39,097
	05/22/07	—	—	—	—	15,333	23.30	75,898
Archie M. Brown	03/21/07	0	122,175	217,200	—	—	—	—
	05/22/07	—	—	—	1,678	—	—	39,907
	05/22/07	—	—	—	—	15,333	23.30	75,898
Raymond D. Beck	03/21/07	0	71,750	123,000	—	—	—	—
	05/22/07	—	—	—	686	—	—	15,984
	05/22/07	—	—	—	—	6,267	23.30	31,022
Roger D. Watson	03/21/07	0	73,500	126,127	—	—	—	—
	05/22/07	—	—	—	1,385		—	32,271
	05/22/07	—	—	—	—	12,653	23.30	62,632

(1)	Amounts shown in these columns represent the executives’ cash incentive opportunities for 2007. See “Compensation Discussion and Analysis — 2007 Compensation Decisions — Cash Incentives” and the narrative discussion following the Summary Compensation Table for more information about the cash incentive awards.

(2)	Represents the number of shares of restricted stock granted on May 22, 2007, for 2006. These awards vest in four equal annual installments beginning on May 22, 2008.

(3)	Represents the number of SARs granted on May 22, 2007, for 2006. These awards vest in four equal annual installments beginning on May 22, 2008.

(4)	The base price of SARs granted under the 2007 Equity Plan is the closing sale price of our common stock on the date of grant.

(5)	Amounts represent the grant date fair value of the restricted stock and SARs awards granted on May 22, 2007, for 2006 performance computed in accordance with SFAS 123(R).
Narrative Discussion
The table shows the grant date fair value of the awards of SARs and restricted stock made to the named executive officers in May 2007 under the 2007 Equity Plan. The SARs vest equally over four years subject to continuous employment requirements. The SARs represent the right to acquire in shares of our common stock the amount by which the fair market value of a share on the settlement date exceeds the base price which is equal to the market value of a share on the date of grant. No SAR may be exercised more than ten years after the date of grant.
Outstanding Equity Awards
The following table sets forth information concerning outstanding equity awards held by the named executive officers at December 31, 2007. Option awards include non-qualified stock options and SARs. Stock awards include restricted stock awards. The vesting schedule for each award is described in the footnotes to this table.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards						Stock Awards
	Number of		Number of				Number of		Market Value
	Securities		Securities				Shares or		of Shares or
	Underlying		Underlying				Units of		Units of
	Unexercised		Unexercised		Options	Option	Stock That		Stock That
	Options (#)		Options (#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable		Unexercisable		Price ($)	Date	Vested (#) (1)		Vested ($)

Michael T. Vea	110,250				25.83	09/06/09	5,130	(4)	72,384
	35,000				21.25	05/01/10	4,378	(5)	61,774
	50,000				23.25	05/01/11
	30,000				19.69	03/20/12
	69,968				17.00	06/18/13
	45,226				20.42	05/19/14
	42,402				21.66	05/10/15
	12,078	(2)	24,157	(2)	22.90	05/08/16
	0	(3)	40,000	(3)	23.30	05/22/17
Martin M. Zorn	15,000				22.59	03/19/11	1,688	(4)	23,818
	5,000				23.25	05/01/11	1,678	(5)	23,677
	15,000				19.69	03/20/12
	16,432				17.00	06/18/13
	14,732				20.42	05/19/14
	10,889				21.66	05/10/05
	4,500	(2)	9,000	(2)	22.90	05/08/16
	0	(3)	15,333	(3)	23.30	05/22/17
Archie M. Brown	25,000				23.38	03/12/11	1,712	(4)	24,156
	5,000				23.25	05/01/11	1,678	(5)	23,677
	15,000				19.69	03/20/12
	16,432				17.00	06/18/13
	14,732				20.42	05/19/14
	11,363				21.66	05/10/15
	4,500	(2)	9,000	(2)	22.90	05/08/16
	0	(3)	15,333	(3)	23.30	05/22/17
Raymond D. Beck	2,500	(2)	7,500	(2)	26.35	10/18/16	3,667	(4)	51,741
	0	(3)	6,267	(3)	23.30	05/22/17	686	(5)	9,679
Roger D. Watson	10,000				17.22	05/21/13	1,500	(4)	21,165
	10,000				18.38	07/16/13	1,385	(5)	19,542
	12,500				20.42	05/10/14
	12,500				21.66	05/10/15
	4,167	(2)	8,333	(2)	22.88	05/08/16
	0	(3)	12,653	(3)	23.30	05/22/17

(1)	Calculated by multiplying the number of shares of unvested restricted stock by $14.11, the closing market price of our common stock as reported by the Nasdaq Global Market on December 31, 2007.

(2)	Represents stock options granted in 2006 that become exercisable in three equal installments each year on the anniversary of the grant date. The options granted will vest upon termination due to death, disability or a “change in control”. The options granted to Messrs. Vea, Zorn, and Brown will vest upon termination due to death, disability or a “change in control”. The options granted to Messrs. Beck and Watson do not vest upon termination due to death or disability, or a “change in control”.

(3)	Represents SARs granted in 2007 that become exercisable in four equal installments each year on the anniversary of the grant date. The SARs vest early upon termination of employment due to death, disability or following a “change in control”.

(4)	Represents unvested portion of restricted stock awards granted in 2005 and 2006 that vest in three equal installments each year beginning on the first anniversary of the grant date. Vesting of these restricted stock awards accelerates upon a “change in control”.

(5)	Represents unvested portion of restricted stock awards granted in 2007 that vest in four equal installments each year beginning on the first anniversary of the grant date. Vesting of these restricted stock awards accelerates upon a “change in control”.
Award Exercise and Vesting
The following table sets forth the number of shares underlying option awards that were exercised or transferred for value during the year and the value realized and the number and value of stock awards that vested or were transferred for value during 2007 held by the named executive officers.
Option Exercised and Stock Vested(1)

	Stock Awards
	Number of	Value
	Shares Acquired	Realized on
	on Vesting	Vesting
Name	(#)	($) (2)
Michael T. Vea	5,850	136,238
Martin M. Zorn	1,843	42,892
Archie M. Brown	1,868	43,482
Raymond D. Beck	1,833	32,957
Roger D. Watson	1,416	33,051

(1)	No shares were acquired by the named executive officers on the exercise of stock options during 2007.

(2)	Calculated by multiplying the number of shares of vested stock by the closing market price of our common stock on the vesting date as reported by the Nasdaq Global Market.
Potential Post-Employment Payments
Our executive officers and other employees have built Integra into the successful company that it is today, and we believe that it is important to provide them with competitive measures for compensation after termination of employment in a limited number of circumstances, including a change of control. Further, it is our belief that the interests of stockholders are best served if these arrangements encourage our executive officers to consider potential change in control transactions that may be in the best interests of shareholders.

The employment and other agreements for the named executive officers are described in the section entitled “Employment Agreements”.
Termination In Connection With a Change in Control
In the event of termination of employment in connection with a change in control, Mr. Vea will receive a lump sum payment equal to three times his base salary and the larger of his performance bonus for the year immediately preceding the change in control or the average of the performance bonus for the three years immediately preceding the change in control. In the same circumstances, Mr. Zorn and Mr. Brown would receive a lump sum payment equal to the greater of a cash payment in an amount that, when added to all other accelerated payments or benefits, would be equal to two and nine-tenths times their “Base Amount” or two and nine-tenths times the “Base Amount” minus the full amount payable by Mr. Zorn and Mr. Brown to the Internal Revenue Service under Section 4999 of the Internal Revenue Code. Mr. Beck and Mr. Watson would receive a lump sum payment after their termination in an amount equal to two times their “Base Amount”, plus any earned but unpaid bonus or incentive. “Base Amount” is defined as average includable salary, bonus, incentive payments and similar compensation for the five most recent taxable years ending before the date on which the change in control occurred.
In the event of a change in control, we would also continue to pay Mr. Vea, through the calculation period of his change-in-control benefit, his automobile allowance, country club membership and the same fringe benefits as provided to our other full-time employees. The other named executive officers receive benefits earned through the termination date. In addition, all equity awards to named executive officers would immediately vest.
The various agreements and arrangements use definitions of a change-in-control that vary. Generally, a “change-in-control” would include (1) the acquisition of 25% to 35% or more of our stock by a person or group of persons; (2) a change in the composition of a majority of our directors (excluding changes previously approved by a majority of our incumbent directors); and (3) a reorganization, merger, or consolidation unless (a) 60% or more of the outstanding stock of the resulting corporation is owned by our shareholders, (b) no single person owns more than 25% or more of the outstanding stock of the resulting corporation and (c) our directors constitute a majority of the directors of the resulting corporation.
Voluntary Resignation
If any named executive officer terminates his employment voluntarily, no severance is payable. We would pay any salary and benefits accrued through the termination date. Any unvested restricted stock shares would be forfeited and vested stock options would remain exercisable for a period of three months following termination. The restrictive covenants following termination for the named executive officers are described under “Employment Agreements”.
Termination For Good Reason
If Mr. Vea terminates his employment for good reason, he would receive a lump sum payment within five days after the termination of employment equal to the balance of his unpaid base salary for the remaining term of his contract. If either Mr. Zorn or Mr. Brown terminates his employment for good reason, he would receive a payout of one times salary. Mr. Beck and Mr. Watson do not have a right to any payment if either terminates his employment. The definition of “good reason” is described under “Employment Agreements”.
Retirement
We do not provide retirement benefits to our employees other than under our 401(k) plan. Health and welfare benefits are available to our employees who have five years of service and have reached age 55 by paying the full premium. After age 65, health insurance coverage ends.
Vested stock options issued under the 1999 plan would expire three months after retirement. Under the 2003 plan and 2007 plan, stock options that are vested or that vest in full within thirty-six months after retirement may be exercised for the remainder of the exercise period. Under the 2007 Equity Plan, SARs that are vested or that vest in full within thirty-six months after retirement may be exercised for the remainder of the exercise period. Unvested restricted shares would be forfeited.

Death or Disability
In the event of the death or disability of a named executive officer, benefits are payable under our life insurance and disability plans, as appropriate. The death benefit for all named executive officers except Mr. Beck is equal to 2.5 times his base salary to a maximum benefit of $2,000,000. The death benefit for Mr. Beck is equal to 2.5 times his base salary to a maximum benefit of $500,000. In the event of accidental death, the amount of the benefit and limits are doubled. If Mr. Vea becomes disabled during the term of his employment agreement and is unable to perform his duties, he will continue to receive his base salary and benefits for a maximum period of 270 days from the date of the occurrence that caused the disability.
Unvested stock options issued under the 1999 plan do not accelerate upon death or disability. Vested stock options expire one year after termination of employment for death or disability. Unvested stock options issued under the 2003 plan and 2007 Equity Plan accelerate upon death or disability and expire one year after termination for disability. Under the 2007 Equity Plan, SARs accelerate upon death or disability and expire one year after termination for disability. Restricted stock awards vest upon death or disability.
Payment Made For Involuntary Termination With or Without Cause
In the event Mr. Vea’s employment is involuntarily terminated with cause, he would receive a lump sum severance payment within five days after his termination equal to his base salary for a period of one year. Benefits provided to Mr. Vea during his employment would continue through the remaining portion of the term of his employment agreement. All rights under any outstanding stock options would terminate immediately and Mr. Vea would be required to repay any gain realized upon the exercise of options within the 90-day period prior to termination. Any shares of restricted stock that were not vested as of the termination date would be forfeited. The definition of cause is described under “Employment Agreements”.
If Mr. Vea’s employment is involuntarily terminated without cause, he would receive a lump sum severance payment within five days after his termination equal to his unpaid base salary for the remaining portion of the term of his agreement. We would continue to pay Mr. Vea’s automobile allowance, country club membership and any other benefits earned through the calculation period of his severance benefit. Unvested stock options and restricted stock would be forfeited.
In the event any of the other named executive officer’s employment is involuntarily terminated with cause, we would pay their base salary and provide any benefits earned through the termination date. All rights under any stock options would terminate immediately and unvested restricted stock awards would be forfeited.
If Mr. Zorn or Mr. Brown’s employment is involuntarily terminated without cause, he would receive a payout of one times salary. If Mr. Beck or Mr. Watson’s employment is involuntarily terminated without cause, he would receive a monthly severance benefit equal to his salary for the preceding year divided by twelve. In either case, unvested stock options, SARs and restricted stock awards would be forfeited as of the termination date.
The following table reflects the estimated compensation payable to each of the named executive officers in the event of the termination of their employment. The amounts shown assume the termination is effective as of December 31, 2007, and assumes all accrued benefits have been paid prior to that date. The amounts shown are only estimates of the amounts that would be paid to each named executive officer upon termination of employment and do not imply tax positions we may take or the accounting treatment of any change-in-control expenses. The actual amounts to be paid can only be determined at the actual time of such termination of employment.

Estimated Post-Employment Payments
Under Alternative Termination Scenarios

	Change in	Termination by Executive	Voluntary				Involuntary	Involuntary
Compensation	Control	with “Good Reason”	Resignation	Retirement	Death	Disability	with Cause	without Cause
Components	($)	($)	($)	($)	($)	($)	($)	($)

Michael T. Vea
Employment Agreement	1,504,042	1,404,540	0	0	0	346,325	468,180	1,404,540
280G Tax Gross-up (1)	551,269	0	0	0	0	0	0	0
Stock Options/Stock SARs (2)	0	0	0	0	0	0	0	0
Restricted Stock (3)	134,158	0	0	0	134,158	134,158	0	0
401(k) match	27,000	27,000	0	0	0	6,658	9,000	27,000
Health and Welfare Benefits	28,113	28,113	0	0	0	6,932	9,371	28,113
Life Insurance Proceeds	0	0	0	0	1,170,450	0	0	0
Perquisites	67,305	67,305	0	0	0	16,596	22,435	67,305

Martin M. Zorn
Employment Agreement	964,000	271,500	0	0	0	0	0	271,500
Stock Options (2)	0	0	0	0	0	0	0	0
Restricted Stock (3)	47,494	0	0	0	47,494	47,494	0	0
Health and Welfare Benefits	0	0	0	0	0	66,945	0	0
Life Insurance Proceeds	0	0	0	0	678,750	0	0	0

Archie M. Brown
Employment Agreement	1,000,222	271,500	0	0	0	0	0	271,500
Stock Options (2)	0	0	0	0	0	0	0	0
Restricted Stock (3)	47,833	0	0	0	47,833	47,833	0	0
Health and Welfare Benefits	0	0	0	0	0	66,945	0	0
Life Insurance Proceeds	0	0	0	0	678,750	0	0	0

Raymond D. Beck
CIC Benefits Agreement	420,000	0	0	0	0	0	0	205,000
Stock Options (2)	0	0	0	0	0	0	0	0
Restricted Stock (3)	61,421	0	0	0	61,421	61,421	0	0
Health and Welfare Benefits	0	0	0	0	0	50,548	0	0
Life Insurance Proceeds	0	0	0	0	500,000	0	0	0

Roger D. Watson
CIC Benefits Agreement	484,598	0	0	0	0	0	0	210,000
Stock Options (2)	0	0	0	0	0	0	0	0
Restricted Stock (3)	40,707	0	0	0	40,707	40,707	0	0
Health and Welfare Benefits	0	0	0	0	0	51,781	0	0
Life Insurance Proceeds	0	0	0	0	525,000	0	0	0

(1)	See the description of Mr. Vea’s contract of employment below for an explanation of the “gross-up” payout we would make if his employment is terminated under certain circumstances in connection with a change-in-control.

(2)	Amount represents the value of “in-the-money” stock options held by the executive that would be deemed fully vested as a result of the specified termination scenario.

(3)	Amount represents the value of shares of restricted stock held by the executive that would be deemed fully vested as a result of the specific termination scenario based on the closing market price of our common stock on December 31, 2007, as reported by the Nasdaq Global Market.

Employment Agreements
Mr. Vea’s Contract of Employment
Mr. Vea is serving as our Chief Executive Officer pursuant to a Contract of Employment dated August 23, 1999. The contract has a three year “evergreen” term that expires December 31, 2011; however, the term automatically extends each year for an additional year unless either party elects to not further extend the term by providing written notice by March 15 of each year. The contract provides for a minimum annual base salary, which is subject to annual review by the committee. The base salary may be increased based upon performance criteria (but not decreased below $350,000, except for across-the-board salary reductions similarly affecting all employees whose job positions and responsibilities are substantially the same as Mr. Vea). Mr. Vea’s current annual base salary is $468,180.
The contract provides for a lump-sum severance payment if Mr. Vea’s employment is terminated under certain circumstances by us or by Mr. Vea. The amount of the payment would be equal to the unpaid base salary for the remaining term of the contract (but not less than one year) unless Mr. Vea terminates his employment for “good reason” which would include a “change in control” in which case the severance payment would be based upon his base salary for a three-year period, plus an amount equal to the larger of the performance bonus for the preceding year or the average of the performance bonuses for the preceding three years. Mr. Vea is required to pay any excise taxes with respect to any compensation paid to him that would represent an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, unless the Board has previously approved the events consisting of the change in control or Mr. Vea has terminated his employment for certain of the criteria that constitute good reason after a change in control has occurred. In either of the latter two instances, we will “gross-up” his compensation to offset the effect any excise tax Mr. Vea is required to pay.
The contract defines “cause” as including: a material breach by Mr. Vea of his obligations which are not cured after notice; the commission of any act which the Board of Directors determines in accordance to be contrary to our best interests; or insubordination, embezzlement, dishonesty, fraud, conviction of a felony or behavior outside the acceptable norm expected business and personal conduct. The contract defines “good reason” as including our failure to re-elect Mr. Vea to or removing him from his current positions or a material breach of our obligations that are not cured after notice.
The contract contains restrictive covenants that prohibit Mr. Vea from: (1) conducting, directly or indirectly, any personal solicitation for banking or any related purpose any of our customers for one year from the date of termination of employment; and (2) working in any capacity, directly or indirectly, for an enterprise that competes with us in any of the counties in which we or any future acquisitions (including actual or potential acquisitions known or disclosed to Mr. Vea during his employment) are located or in any county or in any county contiguous to a county in which we or future acquisitions are located.
Other Employment and Related Agreements
Mr. Zorn and Mr. Brown and Bradley M. Stevens, who is the Executive Vice President in charge of our Chicago region, are each party to an employment agreement with us. Mr. Stevens’ employment agreement was entered into on April 9, 2007, in connection with our acquisition of Prairie Financial Corporation. The agreements with Messrs. Zorn and Brown expire on December 31, 2008; however, terms are automatically extended for successive terms of one year each unless one party elects not to further extend the term by providing written notice at least sixty days prior to the scheduled expiration. The initial term of Mr. Stevens’ agreement ends April 10, 2010, and has similar automatic extension provisions. The agreements provide for minimum annual base salaries, which are reviewed annually by the committee. The current annual base salaries of these officers are: Mr. Zorn — $271,500, Mr. Brown — $271,500, and Mr. Stevens — $200,000.
The agreements provide for a lump sum severance payment equal to one times the base salary then in effect if we terminate the officer’s employment without cause and in the absence of “change in control” or if the officer terminates employment because of a material breach by us. If the executive officer’s employment is terminated within six months before or two years after a “change in control” for any reason other than death, disability or cause, or if the officer terminates his employment for good reason six months before or within two years after a change in control, then the officer is entitled to receive a lump sum severance payment equal to the greater of (1) an amount that when added to all other accelerated payments or benefits would be equal to 2.9 times the “base amount” as defined in Section 280G of the Internal Revenue Code or (2) 2.9 times the “base amount” minus any excise taxes payable by the executive as an “excess parachute payment”.
These employment agreements define “cause” as including:
•	conviction of a felony or of any crime involving moral turpitude;
•	engaging in illegal, fraudulent or dishonest conduct;
•	failing to follow lawful instructions;
•	a breach of the executive’s obligations that is not cured after notice;
•	gross or habitual negligence;
•	engaging in conduct tending to bring the company into public disgrace or disrepute;
•	a material violation of our business ethics or conflict of interest policies;
•	misusing alcohol or illegal drugs;
•	violating banking laws and regulations; or
•	failing to abide by our employment rules or policies.
These agreements define “good reason” as including:
•	assigning duties that are materially inconsistent with the position, duties and responsibilities of the executive;
•	reducing base salary or failing to increase base salary by the average percentage increase applied to all executive and senior officers;
•	failing to maintain any incentive, bonus or other compensation plan in which the executive participates;
•	failing to provide the health, welfare and other employment-related benefits that are substantially the same as currently provided;
•	requiring the executive to relocate;
•	failing to reappoint or reelect the executive to his current corporate offices;
•	requesting the executive to participate in an unlawful act; or
•	breaching any of our obligations that are not cured after notice.
Mr. Zorn and Mr. Brown’s agreements contain restrictive covenants that prohibit them from: (1) working in a similar capacity for a competitive enterprise for one year from the date of termination of employment within any county or contiguous to any county in which we have an office or a branch; (2) soliciting or interfering with our customers for two years from the date of termination; and (3) soliciting or hiring our employees for two years from the date of termination.
Mr. Stevens’ agreement contains restrictive covenants that prohibit him from: (1) working in a similar capacity for a competitive enterprise for two years from the date of termination of employment with Will and Cook Counties, Illinois, any county in which we have an office or branch and any counties contiguous to any of those counties; (2) soliciting or interfering with our customers for two years from the date of termination; (3) interfering with our contractors and vendors for two years from the date of termination; and (4) soliciting or hiring our employees for two years from the date of termination.
Mr. Beck and Mr. Watson are parties to Change in Control Benefits Agreements with a term that expires December 31, 2008; however, the term is automatically extended for successive terms of one year unless either party elects not to further extend the term by providing written notice prior to November 30 of the year for which notice is given. If their employment is terminated within twelve months following a “change in control” for any reason other than death, disability, retirement or cause, or if he terminates his employment for good reason within twelve months following a “change in control”, then he is entitled to a lump sum severance payment equal to two times the “base amount” as defined in Section 280G of the Internal Revenue Code. The payment would be reduced by the full amount that such payment, when added to all other payments or benefits of any kind by reason of the “change in control”, constitutes an “excess parachute payment”. In the event employment is terminated for any reason other than death, disability, retirement or cause prior to a “change in control”, he is entitled to receive a monthly severance benefit payable for twelve months equal to his salary for the preceding year divided by twelve.
These agreements define “cause” in substantially the same manner that the employment agreements for Messrs. Zorn and Brown explained above define cause.

The agreement contains restrictive covenants that prohibit the parties for a period of two years from termination from: (1) soliciting or interfering with our customers; and (2) soliciting or hiring our employees.
Other Compensation Plans
Stock Option and Incentive Plans
During 2007, the committee issued awards under the 2007 Equity Plan only.
The 2007 Equity Plan reserves a total of 600,000 shares of common stock that may be issued in awards in the form of stock options, restricted shares, performance shares and performance units, and SARs. No more than 100,000 of the shares reserved for issuance under the plan may be issued in the form of Incentive Stock Options, and no more than 450,000 of which may be issued pursuant to Awards granted in the form of restricted shares, performance shares, performance units or SARs. The total number of shares which may be granted to any participant during any calendar year may not exceed 200,000 shares. The committee has broad discretion to determine the form and amounts of awards and to administer and interpret the plan. As of February 29, 2008, 388,007 shares of common stock were available for issuance under the 2007 Equity Plan.
Equity Compensation Plan Information
The following table gives information concerning the number of shares of our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2007:

	A		B		C
					Number of securities
					remaining available for
					future issuance under
	Number of securities to		Weighted-average		equity compensation
	be issued upon exercise		exercise price of		plans (excluding
	of outstanding options,		outstanding options,		securities reflected in
	warrants and rights (1)		warrants and rights (1)		column A) (1)
Plan category	(#)		($)		(#)

Equity compensation plans approved by security holders (2)	1,386,983		21.74		397,207

Equity compensation plans not approved by security holders	31,500	(3)	25.83	(3)	0

Total	1,418,483		21.83		397,207

(1)	Adjusted to give effect to stock dividends.

(2)	Consists of the 1999 and the 2003 Stock Option plans and 2007 Equity Incentive Plan.

(3)	Represents non-qualified options granted to Mr. Vea in 1999 under his employment contract.
401(k) Plan
We maintain a 401(k) plan for substantially all full-time and part-time employees. Employees may voluntarily contribute to the plan. We match employee contributions in an amount equal to 100% of the employee’s contributions up to 3% of the employee’s compensation plus 50% of the employee’s contributions greater than 3% and up to 5% of the employee’s compensation. We may also make an additional profit sharing contribution to the plan, subject to the discretion of the Board of Directors. There was no profit sharing contribution made for 2007.

Compensation of Non-Employee Directors
The following table sets forth information regarding the compensation earned by or awarded to each non-employee director who served on our Board of Directors during 2007.
2007 Board of Directors Compensation (1) (2)

	Fees Earned	Stock	All Other
	or Paid in Cash	Awards	Compensation	Total
Name	($)	($) (3)	($) (4)	($)

Roxy M. Baas (5)	22,500	22,000	306	44,806
Sandra Clark Berry	30,500	29,221	773	60,494
Dr. H. Ray Hoops	40,700	29,221	773	70,694
George D. Martin	30,800	29,221	773	60,794
Thomas W. Miller	33,300	29,221	773	63,294
Arthur D. Pringle, III	23,700	9,000	143	32,843
Richard M. Stivers	38,900	29,221	773	68,894
Robert W. Swan	36,200	29,221	773	66,194
Robert D. Vance (6)	30,700	30,435	773	61,908
William E. Vieth	33,300	29,221	773	63,294
Daniel T. Wolfe	32,700	29,221	773	62,694

(1)	Messrs. Vea and Stevens, who are also directors, are not included in this table because they do not receive any additional compensation for their services as a director. As a named executive officer, Mr. Vea’s compensation for 2007 is shown in the Summary Compensation Table on page 18 of this proxy statement. Mr. Stevens is an executive officer, but not a named executive officer. The terms of his employment agreement are discussed under “Employment Agreements”.

(2)	No stock option awards were granted to non-employee directors during 2007. As of December 31, 2007, the aggregate number of stock option awards outstanding to non-employee director was: Mr. Vieth, 12,000 non-qualified stock options.

(3)	Represents the compensation cost we recognized during 2007 for restricted stock awards in accordance with SFAS 123(R). Restricted stock awards to non-employees are not subject to forfeiture. Valuation assumptions used to compute this cost are contained in Note 1, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007.

As of December 31, 2007, the aggregate number of shares of restricted stock held by each non-employee director was 1,083, with the exception of Mr. Pringle, Ms. Baas and Mr. Vance. Mr. Pringle held 397 shares. Ms. Baas and Mr. Vance’s shares vested on the date they ceased serving on the Board of Directors.

(4)	Represents dividends paid in 2007 on unvested restricted stock awards.

(5)	Ms. Baas served on the Board of Directors until her death on September 27, 2007.

(6)	Mr. Vance resigned from the Board of Directors on December 11, 2007.

Narrative Discussion
The committee reviews director compensation and makes recommendations for any changes to the full Board. Director compensation did not change in 2007. In 2007, each non-employee director received compensation as follows:
Annual Retainer:
•	$12,000 restricted stock award, prorated for any partial year of service.

•	$12,000 cash retainer payable in four quarterly payments, prorated for any partial year of service.
Meeting Fees:
•	$900 cash fee for each Board of Directors meeting attended.

•	$600 cash fee for each committee meeting attended.
Presiding Independent Director/Committee Chair Fees:
•	$2,000 fee payable in four quarterly payments to Presiding Independent Director.

•	$2,000 fee payable in four quarterly payments to committee chairs.
Other:
•	$900 additional fee for each full day spent in training at seminars or other training sessions approved in advance by the Chairman of the Board.
During 2007, Mr. Pringle received 397 shares of restricted stock and all other non-employee directors received 529 shares of restricted stock. The restricted stock awards vest in three equal annual installments beginning April 18, 2008, for all non-employee directors or in full on the date he or she is no longer serving as a director.
Our Corporate Governance Principles provide that directors and executive officers are expected to own specified amounts of our common stock. Directors are expected to own shares with an aggregate value equal to $100,000 within five years of being elected a director. Based on the recommendation of the Compensation and Nominating and Governance Committees, the Board approved extending the period within which all non-employees directors are to meet the stock ownership requirements set forth in the Corporate Governance Principles to December 31, 2008.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Crowe Chizek as our independent registered public accounting firm for 2008. The Board of Directors is submitting the appointment of Crowe Chizek for ratification in order to permit shareholders to express their approval or disapproval. In the event of a negative vote, the Audit Committee may reconsider this appointment. Representatives of Crowe Chizek will be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.
Report of the Audit Committee
The Audit Committee is responsible for monitoring the integrity of the company’s consolidated financial statements, system of internal controls, the qualifications and independence of the independent registered public accounting firm, the performance of the internal and independent auditors and compliance with legal and regulatory requirements. We have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the independent registered public accounting firm. The Committee has three independent directors and operates under a written charter adopted by the Board.
Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the company’s internal control over financial reporting. The independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the company’s internal control over financial reporting. Our responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.
We held thirteen meetings during fiscal 2007. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the independent registered public accounting firm, Crowe Chizek and Company LLC or Crowe Chizek.
We discussed with the company’s internal auditors and Crowe Chizek the overall scope and plans for their respective audits. We met with the internal auditors and Crowe Chizek, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls. We reviewed and discussed the company’s progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting.
We reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2007, with management, the internal auditors and Crowe Chizek. We reviewed and discussed with management, the internal auditors and Crowe Chizek’s management’s annual report on the company’s internal control over financial reporting and Crowe Chizek’s attestation report. We also discussed with management, internal auditors and Crowe Chizek the process used to support certifications by the company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the company’s periodic filings with the Securities and Exchange Commission and the processes used to support management’s annual report on the company’s internal controls over financial reporting.
We also discussed with Crowe Chizek matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).
Crowe Chizek also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and represented that it is independent from the company. We discussed with Crowe Chizek their independence from the company. When considering Crowe Chizek’s independence, we considered if services they provided to the company beyond those rendered in connection with their audit of the company’s consolidated financial statements, reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q and the attestation of management’s report on internal control over financial reporting were compatible with maintaining their independence. We also reviewed, among other things, the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, Crowe Chizek. We received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.
Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2007, be included in the company’s annual report on Form 10-K. We appointed Crowe Chizek as the independent registered public accounting firm for the fiscal year ended December 31, 2008, and are presenting the selection to the shareholders for ratification.
Submitted by the Audit Committee: Robert W. Swan; Chair; Dr. H. Ray Hoops; and Daniel T. Wolfe.
Information Concerning Principal Accounting Firm
The following table sets forth the aggregate fees billed by Crowe Chizek for the years ended December 31, 2007 and December 31, 2006:

Fee Category	2007 Fees	2006 Fees
Audit Fees	$482,730	$452,225
Audit-Related Fees	13,500	33,100
Tax Fees	50,900	69,200
All Other Fees	0	0

Total Fees	$547,130	$554,525

Audit Fees. Consists of fees billed for professional services rendered for the audit of the consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the firm in connection with statutory and regulatory filings or engagements. For 2007, this includes assistance with SEC filing requirements related to the acquisition of Prairie Financial Corporation and the announced merger with Peoples Bancorp Inc., which was terminated in 2008.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements and are not reported under “Audit Fees”.
Tax Fees. Consists of fees billed for professional services for federal and state tax compliance, tax advice, tax planning, assistance with the Internal Revenue Service audit, and the Prairie acquisition. For 2007, this consists of fees billed for professional services for federal and state tax compliance, tax advice, tax planning and assistance with tax matters and filing requirements related to the acquisition of Prairie Financial Corporation and the announced merger with Peoples Bancorp Inc., which was terminated in 2008.
All Other Fees. Consists of fees for review of information and other authorized and approved services other than the services reported above.

Pre-Approval Policies and Procedures
We have adopted pre-approval policies which require the Audit Committee or its designee, Mr. Swan, to pre-approve proposed non-audit services from Crowe Chizek. The Audit Committee may approve certain specific categories of services within a specific range of fees up to twelve months in advance. Any proposed services not included within the specific categories of pre-approval services or exceeding pre-approved cost levels or budgeted amounts require separate pre-approval by the Audit Committee.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Crowe Chizek and Company LLC as independent registered public accounting firm for 2008.
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
The date by which shareholder proposals must be received for inclusion in the proxy materials relating to the 2009 annual meeting of shareholders is November 17, 2008. Our Bylaws provide that shareholders are required to give advance notice of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before a shareholders’ meeting. With respect to annual meetings, the Bylaws generally provide that a shareholder of record entitled to vote at such meeting may nominate one or more persons for election as director or directors or properly bring business before such meeting only if the shareholder gives written notice thereof to the Secretary not less than 90 days prior to the annual meeting. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal. These advance notice and eligibility provisions are set forth in Article II, Section 9, and Article III, Section 8 of our Bylaws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to Secretary, Integra Bank Corporation, 21 S.E. Third Street, P.O. Box 868, Evansville, Indiana 47705-0868.

VOTE BY INTERNET –www.proxyvote.com
21 S.E. THIRD STREET P.O. BOX 868 EVANSVILLE, IN 47705-0868
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. CDT on April 15, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Integra Bank Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1–800–690–6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. CDT on April 15, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Integra Bank Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Do not return card if you have voted by Internet or by telephone

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	INTGR1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTEGRA BANK CORPORATION
The Board of Directors recommends a vote "FOR" proposals 1 and 2.
Vote on Director

1.	ELECTION OF DIRECTORS: Nominees:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	01) Bradley M. Stevens
	02) William E. Vieth
	03) Daniel T. Wolfe	0	0	0

Vote On Proposals				For	Against	Abstain

2.	To ratify the appointment of Crowe Chizek and Company LLC as independent registered accounting firm for 2008.			0	0	0

Please sign exactly as name appears hereon. Joint owners should both sign. Trustee, corporate officers and others signing in a representative capacity should indicate the capacity in which they sign.

For address changes and/or comments, please check this box and write them on the back where indicated.		0
				Yes	No
MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.	0		Please indicate if you plan to attend this meeting.	0	0

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Integra Bank Corporation
Annual Meeting of Shareholders
Wednesday, April 16, 2008

Integra Bank
Worthington Room - Lower Level
21 S.E. Third St.
Evansville, Indiana

8:30 a.m. CDT - Continental Breakfast
9:30 a.m. CDT - Shareholders’ Meeting
Your vote is important.
Do not return this card if you have voted by telephone or by Internet.

Detach here	Detach here

INTEGRA BANK CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
APRIL 16, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Martin M. Zorn and Archie M. Brown, Jr., Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as below, all the shares of Common Stock of Integra Bank Corporation held of record by the undersigned on February 20, 2008, at the Annual Meeting of Shareholders to be held on April 16, 2008, or any adjournment thereof.
Unless you vote by telephone or by Internet, please mark, sign and date this proxy card on the reverse side and return it promptly in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting of Shareholders. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy when executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR proposals 1 and 2. All former Proxies are hereby revoked.

Unless you have voted by telephone or by Internet, please mark your proxy on the reverse side, sign it and date it, and return it promptly in the envelope provided.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)